PROSPECTUS SUPPLEMENT
(To Prospectus dated September 23, 1998)

                                3,678,612 Shares
                                  Common Stock

                    Commonwealth Telephone Enterprises, Inc.

     Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the "Company"), is distributing to holders of record of shares of its Common Stock, par value $1.00 per share (the "Common Stock"), and to holders of record of shares of its Class B Common Stock, par value $1.00 per share (the "Class B Stock", and collectively with the Common Stock, the "Company Stock"), transferable subscription rights (the "Rights") to subscribe for and purchase additional shares of the Common Stock for a price of $21.25 per share (the "Subscription Price"). Each shareholder will receive one Right for every five shares of Company Stock held as of the close of business on September 25, 1998 (the "Record Date"). No fractional Rights or cash in lieu thereof will be distributed or paid by the Company. The number of Rights distributed by the Company to each record holder (a "Holder") of Company Stock will be rounded up to the nearest whole number. Rights holders may purchase one share of Common Stock for each whole Right held (the "Basic Subscription Privilege"). Each Right also carries the right to subscribe (the "Oversubscription Privilege") at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of the Basic Subscription Privilege. See "The Rights Offering--Subscription Privileges--Oversubscription Privilege." The Rights will be evidenced by transferable certificates. Once a holder has exercised any Rights, such exercise may not be revoked except under certain limited circumstances. See "The Rights Offering -- No Revocation." The distribution of the Rights and sale of the shares offered hereby is referred to herein as the "Rights Offering."

     The Rights will expire at 5:00 p.m., New York City time, on October 23, 1998, unless extended (as it may be extended, the "Expiration Date"). Shareholders who do not exercise their Rights will relinquish the value inherent in the Rights. Accordingly, shareholders are strongly urged to exercise their Rights. See "Risk Factors -- Dilution in Connection with Rights Offerings" in the accompanying Prospectus.

     In order to ensure that all shares offered hereby (the "Underlying Shares") are sold, the Company has entered into a Rights Exercise Agreement dated as of the date hereof (the "Rights Exercise Agreement") among the Company, Level 3 Telecom Holdings, Inc., a Delaware corporation ("LTTH"), Walter Scott, Jr., James Q. Crowe and David C. McCourt. Messrs. Scott, Crowe and McCourt are referred to herein as the "Committed Individuals" and, together with LTTH, are referred to herein as the "Committed Holders". As of the date hereof, LTTH owns 7,690,261 shares of Common Stock, representing 48.27% of the outstanding Common Stock, and 1,190,061 shares of Class B Stock, representing 48.37% of the outstanding Class B Stock. LTTH will receive 1,776,065 Rights in respect of the shares of Company Stock it owns, and such Rights represent 48.28% of the total Rights to be distributed. Pursuant to the Rights Exercise Agreement, LTTH has agreed with the Company to exercise the Basic Subscription Privilege in respect of the Rights it receives. The Committed Individuals own in aggregate 38,063 shares of Company Stock and will receive in the aggregate 7,613 Rights. Pursuant to the Rights Exercise Agreement, the Committed Individuals have agreed to exercise the Basic Subscription Privilege in respect of their Rights and to exercise the Oversubscription Privilege in respect of an aggregate of 1,894,934 additional shares. The commitments by the Committed Holders under the Rights Exercise Agreement ensure that the Rights Offering will be completed consistent with the Company's recapitalization plan as previously approved by the Internal Revenue Service. The opportunity to exercise the Oversubscription Privilege is available to all holders of Rights on the same terms. The Committed Holders will pay the same Subscription Price for Underlying Shares they purchase as will any other person exercising Rights. If the Committed Holders exercise their Rights and the Oversubscription Privilege as set forth above and if no other person exercises any Rights, the Committed Holders will purchase all shares of Common Stock being offered hereby. The obligations of the Committed Holders to exercise their Rights and the Oversubscription Privilege as set forth above are subject to the conditions set forth in the Rights Exercise Agreement. See "The Rights Offering--Rights Exercise Agreement". The Rights Offering and the transactions with the Committed Holders were approved by a special committee of the Board of Directors of the Company composed solely of directors unaffiliated with the Committed Holders.

     As of the Record Date, there were outstanding 15,932,702 shares of Common Stock and 2,460,355 shares of Class B Stock. The principal market for the Common Stock is The Nasdaq National Market ("NASDAQ"). It is anticipated that the Rights will trade on NASDAQ under the symbol "CTCOR." Certain registered broker-dealers have indicated to the Company that they intend to make a market in the Rights. There can be no assurance, however, that a market for the Rights will develop. Rights may also be sold in over-the-counter and private sales transactions. On September 24, 1998, the last day on which trade prices were reported prior to the public announcement of the Rights Offering, the closing sale price of the Common Stock on NASDAQ was $21.1875 per share. On September 25, 1998, the closing sale price of the Common Stock on NASDAQ was $24 per share.

     See "Risk Factors" beginning on page 8 of the accompanying Prospectus for a discussion of certain factors that should be considered by potential investors.


SHAREHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS IN FULL WILL EXPERIENCE DILUTION
      IN THEIR RELATIVE PERCENTAGE OWNERSHIP IN THE COMPANY UPON ISSUANCE
         OF THE COMMON STOCK TO SHAREHOLDERS EXERCISING THEIR RIGHTS.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

============================================================================================================================
                                                            Price to              Underwriting              Proceeds to the
                                                             Public        Discounts and Commissions (1)      Company (2)
----------------------------------------------------------------------------------------------------------------------------
Per Share............................................        $21.25                    N/A                       $21.25
Total................................................      $78,170,505                 N/A                    $78,170,505
============================================================================================================================

(1) See "Plan of Distribution" for information with respect to contingent fees payable by the Company.
(2) Before deduction of estimated expenses of $1,170,505 payable by the Company, including registration fees, listing fees, Hart-Scott-Rodino filing fees, legal and accounting fees, subscription agent fees, information agent fees, soliciting dealer fees, printing expenses and other miscellaneous fees and expenses.

                            -----------------------

         The date of this Prospectus Supplement is September 25, 1998.



                               Offering Summary

     The following information is qualified entirely by, and should be read in conjunction with, the more detailed information appearing elsewhere in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus.

Rights..............................  Each record holder ("Holder") of Company
                                      Stock will receive one transferable Right for every five shares of Company Stock held of record at the close of business on September 25, 1998 (the "Record Date"). The number of Rights distributed by the Company to each Holder of Company Stock will be rounded up to the nearest whole number. An aggregate of approximately 3,678,612 Rights will be distributed pursuant to the Rights Offering. Each Right will be exercisable for one share of Common Stock. An aggregate of approximately 3,678,612 shares of Common Stock (the "Underlying Shares") will be sold upon exercise of the Rights assuming exercise of all Rights. The distribution of the Rights and sale of Underlying Shares is referred to herein as the "Rights Offering." See "The Rights Offering--The Rights."

Basic Subscription Privilege........  Rights holders are entitled to purchase for the Subscription Price one share of
                                      Common Stock for each whole Right held
                                      (the "Basic Subscription Privilege").
                                      See "The Rights Offering--Subscription
                                      Privileges--Basic Subscription
                                      Privilege."

Oversubscription Privilege..........  Each holder of Rights who elects to exercise in full his or her Basic
                                      Subscription Privilege may also subscribe at the Subscription Price for additional Underlying Shares available as a result of unexercised Basic Subscription Privileges, if any (the "Oversubscription Privilege"). If an insufficient number of Underlying Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, the available Underlying Shares will be prorated among holders who exercise their Oversubscription Privilege based on the respective number of Underlying Shares subscribed for by such holders pursuant to the Oversubscription Privilege. The maximum number of Underlying Shares for which any beneficial owner may exercise the Oversubscription Privilege is 1,894,934. See "The Rights
                                      Offering--Subscription
                                      Privileges--Oversubscription Privilege."

Subscription Price..................  $21.25 in cash per share of Common Stock subscribed for pursuant to the Basic
                                      Subscription Privilege or the
                                      Oversubscription Privilege.

Shares of Common Stock
     Outstanding after
     Rights Offering................  A total of 19,611,314 shares.

Rights Exercise Agreement...........  In order to ensure that all Underlying
                                      Shares are sold, the Company has entered into a Rights Exercise Agreement dated as of the date hereof (the "Rights Exercise Agreement") among the Company, Level 3 Telecom Holdings, Inc., a Delaware corporation ("LTTH"), Walter Scott, Jr., James Q. Crowe and David C. McCourt. Messrs. Scott, Crowe and McCourt are referred to herein as the "Committed Individuals" and, together with LTTH, are referred to herein as the "Committed Holders". Pursuant to the Rights Exercise Agreement, and subject to the terms and conditions set forth therein,
                                      (i) LTTH has agreed to exercise the
                                      1,776,065 Rights it will receive in
                                      respect of the shares of Company Stock
                                      currently owned by it and, (ii) the
                                      Committed Individuals have agreed to (a) exercise the 7,613 Rights they will receive in respect of the shares of Company Stock currently owned by them and
                                      (b) subscribe in the aggregate for
                                      1,894,934 additional Underlying Shares by exercising the Oversubscription Privilege (collectively, the "Agreed Exercises"). See "The Rights Offering--Rights Exercise Agreement." The opportunity to exercise the Oversubscription Privilege is available to all holders of Rights on the same terms. See "The Rights
                                      Offering--Subscription
                                      Privileges--Oversubscription Privilege."
                                      The Committed Holders will pay the same
                                      Subscription Price for Underlying Shares they purchase as will any other person exercising Rights. If the Committed Holders exercise their Rights and the Oversubscription Privilege as set forth above and if no other person exercises Rights, the Committed Holders will purchase all of the Underlying Shares. The commitments by the Committed Holders under the Rights Exercise Agreement ensure that the Rights Offering will be completed consistent with the Company's recapitalization plan as previously approved by the Internal Revenue Service. The obligations of the Committed Holders to make the Agreed Exercises are subject to certain conditions set forth in the Rights Exercise Agreement. See "The Rights Offering -- Rights Exercise Agreement." If the Committed Holders do not make the Agreed Exercises substantially as described herein, each other Rights holder who has previously exercised Rights will be provided the opportunity to revoke such exercise. The Rights Offering and the Rights Exercise Agreement were approved by a special committee of the Board of Directors of the Company composed only of directors unaffiliated with the Committed Holders.

Transferability of Rights...........  The Rights are transferable, and it is anticipated that they will trade on
                                      NASDAQ under the symbol "CTCOR." Certain registered broker-dealers have indicated that they intend to make a market in the Rights during the period the Rights are outstanding. No assurance can be given, however, that a market for the Rights will develop or, if such a market develops, how long it will continue.

Record Date.........................  September 25, 1998.

Expiration Date.....................  October 23, 1998, at 5:00 p.m., New York
                                      City time, unless extended (as it may be extended, the "Expiration Date"), provided that the Expiration Date shall in no event be later than December 1, 1998.

Procedure for Exercising Rights.....  Basic Subscription Privileges and
                                      Oversubscription Privileges may be
                                      exercised by properly completing and
                                      signing the Subscription Certificate
                                      evidencing the Rights (a "Subscription
                                      Certificate") and forwarding such
                                      Subscription Certificate (or following
                                      the Guaranteed Delivery Procedures), with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Subscription Agent on or prior to the Expiration Date. Any Rights holder subscribing for an aggregate of more than 5,000 Underlying Shares pursuant to the Oversubscription Privilege prior to the Expiration Date shall not be required to deliver payment for such number of Underlying Shares in excess of 5,000 until the Expiration Date. The Company, in its sole discretion, may determine to permit a holder to establish an escrow arrangement for payment after the Expiration Date (and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected) for such number of Underlying Shares in excess of 5,000 subscribed for pursuant to the Oversubscription Privilege. The Company has agreed pursuant to the Rights Exercise Agreement to permit the Committed Individuals to establish such escrow arrangements. If the mail is used to forward Subscription Certificates, it is recommended that insured, registered mail be used. No interest will be paid on funds delivered in payment of the Subscription Price. See "The Rights Offering -- Exercise of Rights."

                                      Once a holder of Rights has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked unless the Agreed Exercises are not made substantially as described herein. See "The Rights Offering--Exercise of Rights" and "The Rights Offering--No Revocation."

Procedure for Exercising
     Rights by Foreign
     and Certain Other
     Shareholders..................   Subscription Certificates will not be
                                      mailed to Holders of Company Stock whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise such Rights, such a Holder must notify the Subscription Agent on or prior to 11:00 a.m., New York City time, on October 16,
                                      1998, and must establish to the
                                      satisfaction of the Subscription Agent
                                      that such exercise is permitted under
                                      applicable law.  If such a Holder does
                                      not notify the Subscription Agent and
                                      provide acceptable instructions to the
                                      Subscription Agent by such time, such
                                      Rights will be sold, if feasible, and the net proceeds, if any, remitted to such Holder. See "The Rights
                                      Offering--Foreign and Certain Other
                                      Shareholders."

Persons Holding Shares, or
     Wishing to Exercise
     Rights, Through Others........  Persons holding shares of Company Stock and receiving the Rights distributable
                                     with respect thereto, through a broker,
                                     dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Company Stock personally who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. If a beneficial owner wishes to obtain a separate Subscription Right Certificate, such beneficial owner should contact the nominee as soon as possible and request that a separate Subscription Right Certificate be issued. A nominee may request any Subscription Right Certificate held by it to be split into such smaller denominations as it wishes, provided that the Subscription Right Certificate is received by the Subscription Agent, properly endorsed, no later than the Expiration Date. See "The Rights Offering--Exercise of Rights."

Issuance of Common Stock...........  Certificates representing shares of Common
                                     Stock purchased pursuant to the Basic
                                     Subscription Privilege will be delivered to subscribers as soon as practicable after the corresponding Rights have been validly exercised and full payment for shares has been received and cleared.

                                     For shares purchased pursuant to the
                                     Oversubscription Privilege, delivery of
                                     certificates will occur as soon as
                                     practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected. See "The Rights Offering--Subscriptio n
                                     Privileges."

Use of Proceeds....................  The net cash proceeds received by the
                                     Company from the sale of the shares of
                                     Common Stock offered hereby, after payment of fees and expenses, are estimated to be approximately $77,000,000. The Company intends to use the net proceeds to repay indebtedness under the Company's Revolving Credit Facility dated as of June 30, 1997, between the Company and the lenders referred to therein. See "Use of Proceeds."

Subscription Agent.................  First Union National Bank.  See
                                     "Subscription Agent."


Information Agent..................  MacKenzie Partners, Inc.  See "Information
                                     Agent."


                                 Risk Factors

     See "Risk Factors" beginning on page 8 of the accompanying Prospectus for a discussion of certain factors that should be considered by prospective investors.



                                USE OF PROCEEDS

     The net proceeds of the Rights Offering, after payment of fees and expenses, are estimated to be approximately $77,000,000. The Company intends to use the net proceeds to repay indebtedness under the Company's Revolving Credit Facility (the "Credit Facility") dated as of June 30, 1997, between the Company and the lenders referred to therein. Borrowings under the Credit Facility bear interest at floating rates and at September 23, 1998, such rates averaged 6.7%. The Credit Facility terminates on June 30, 2002.

                                   DILUTION

     The pro forma net tangible book value of the shares of Company Stock as of June 30, 1998 was approximately $47,000,000, or $2.58 per share of Company Stock. "Net tangible book value" per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of Company Stock outstanding. After giving effect to the sale by the Company of the 3,678,612 shares of Common Stock offered hereby and after deducting the estimated offering expenses, the adjusted pro forma net tangible book value of the shares of Company Stock as of June 30 , 1998 would have been approximately $124,000,000 , or $5.64 per share, representing an immediate and substantial dilution of $15.61 per share in respect of shares of Common Stock purchased pursuant to this Rights Offering. The following table illustrates this per share dilution:


Subscription Price....................................................................         $21.25
     Pro forma net tangible book value per share before offering...................... $2.58
     Increase per share attributable to shareholders exercising Rights................ $3.06
                                                                                       -----
Pro forma net tangible book value per share after offering............................         $5.64
                                                                                               ------
Dilution to shareholders exercising Rights(1).........................................         $15.61
                                                                                               ======

-------------------

(1) Dilution is determined by subtracting the pro forma net tangible book value per share from the Subscription Price paid by an investor for a share of Common Stock in the Rights Offering.

                              THE RIGHTS OFFERING

The Rights

     The Company is distributing transferable Rights at no cost to the record holders ("Holders") of outstanding shares of Company Stock as of September 25, 1998 (the "Record Date"). The Company will distribute one Right for every five shares of Company Stock held on the Record Date. The Rights will be evidenced by transferable subscription certificates (the "Subscription Certificates") and each such Right entitles the holder thereof to subscribe for one share of Common Stock. An aggregate of approximately 3,678,612 shares of Common Stock (the "Underlying Shares") will be sold upon exercise of the Rights assuming the exercise of all Rights.

     The Subscription Price of $21.25 per share of Common Stock is $0.0625 higher than the closing price of the Common Stock as quoted on NASDAQ on September 24, 1998, the NASDAQ trading day immediately preceding the Record Date. There can be no assurance that the Common Stock will trade at prices above the Subscription Price. See "Risk Factors -- Uncertain Market" in the accompanying Prospectus.

     No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed to each Holder will be rounded up to the nearest whole number. No Subscription Certificate may be divided in such a way as to permit the holder of such certificate to receive a greater number of Rights than the number to which such Subscription Certificate entitles its holder, except that a depository, bank, trust company, or securities broker or dealer holding shares of Company Stock on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a Holder on the Record Date. The Company reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.

     Because the number of Rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of Company Stock who are also the record holders of such shares will receive more Rights under certain circumstances than beneficial owners of Company Stock who are not the record holders of their shares and who do not obtain (or cause the record holder of their shares of Company Stock to obtain) a separate Subscription Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders of Company Stock or beneficial owners of Company Stock who obtain a separate Subscription Certificate receive more Rights, they will be able to subscribe for more shares pursuant to the Basic Subscription Privilege.

     The issuance by the Company of the shares of Common Stock pursuant to the Rights Offering is not conditioned upon the subscription of any minimum number of shares of Common Stock by holders of the Rights.

     BEFORE EXERCISING OR SELLING ANY RIGHTS, POTENTIAL INVESTORS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" IN THE ACCOMPANYING PROSPECTUS.

Expiration Date

     The Rights will expire at 5:00 p.m., New York City time, on October 23, 1998, unless extended (as it may be extended, the "Expiration Date"), provided that the Expiration Date shall in no event be later than December 1, 1998. After such time, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below.

Subscription Privileges

     Basic Subscription Privilege. Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Common Stock (the "Basic Subscription Privilege"). Certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the corresponding Rights have been validly exercised and full payment for shares has been received and cleared.

     Oversubscription Privilege. Subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for additional Underlying Shares (the "Oversubscription Privilege"). All beneficial holders who exercise the Basic Subscription Privilege in full will be entitled to exercise the Oversubscription Privilege.

     Underlying Shares will be available for purchase pursuant to the Oversubscription Privilege only to the extent that any Underlying Shares are not subscribed for through the Basic Subscription Privilege. If the Underlying Shares not subscribed for through the Basic Subscription Privilege (the "Excess Shares") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those holders of Rights exercising the Oversubscription Privilege in proportion to the number of shares requested pursuant to the Oversubscription Privilege. The maximum number of Underlying Shares for which any beneficial owner may exercise the Oversubscription Privilege is 1,894,934, which is equal to the total number of Underlying Shares less the number of Underlying Shares that the Committed Holders (as defined below) have agreed to purchase pursuant to the exercise of the Basic Subscription Privilege under the Rights they will receive in respect of shares of Company Stock they currently own. See "--Rights Exercise Agreement." Certificates representing shares of Common Stock purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

     Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

Exercise of Rights

     Rights may be exercised by delivering to First Union National Bank (the "Subscription Agent"), at or prior to 5:00 p.m., New York City time, on the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Any Rights holder subscribing for an aggregate of more than 5,000 Underlying Shares pursuant to the Oversubscription Privilege prior to the Expiration Date shall not be required to deliver payment for such number of Underlying Shares in excess of 5,000 until the Expiration Date. The Company, in its sole discretion, may determine to permit a holder to establish an escrow arrangement for payment after the Expiration Date (and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected) for such excess number of Underlying Shares. The Company has agreed pursuant to the Rights Exercise Agreement to permit Messrs. Scott, Crowe and McCourt to establish such escrow arrangements. All payments must be by (a) check or bank draft drawn upon a U.S. bank or postal or express money order payable to First Union National Bank, as Subscription Agent, or (b) by wire transfer of same-day funds, in which case please contact the Subscription Agent at (800) 829-8432 for such information. Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft upon a U.S. bank or of any postal or express money order or (iii) receipt of good funds in the Subscription Agent's account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, holders of Rights who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

     The address to which the Subscription Certificates and payment of the Subscription Price should be delivered is:

         By Mail or by Hand:

         First Union National Bank
         Corporate Trust Operations
         1525 West W.T. Harris Blvd - 3C3
         Charlotte, NC 28288-1153

         By Overnight Courier:

         First Union National Bank
         Corporate Trust Operations
         1525 West W.T. Harris Blvd - 3C3
         Charlotte, NC 28262-1153

If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate or Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (i) such holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege (subject to the right of the Company to permit the holder to establish an escrow arrangement for the payment in respect of the Oversubscription Privilege as described above) to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

         (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice ("Notice of Guaranteed Delivery"), substantially in the form provided with the instructions as to use of Commonwealth Telephone Enterprises, Inc. Subscription Certificates (the "instructions") distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. ("NASD"), or from a commercial bank or trust company having an office or correspondent in the United States, or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Rights holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate evidencing such Rights within three NASDAQ trading days following the Expiration Date; and

          (iii) the properly completed Subscription Certificate evidencing the Rights being exercised, with any signatures required to be guaranteed so guaranteed, is received by the Subscription Agent within three NASDAQ trading days following the Expiration Date. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (telecopy no. 704-590-7628). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Information Agent, whose address and telephone number are set forth under "Information Agent".

     Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such Excess Shares. If a Rights holder exercising the Oversubscription Privilege is allocated less than all of the shares of Common Stock which such holder subscribed for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for shares not issued shall be returned by mail without interest or deduction as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

     Unless a Subscription Certificate (i) provides that the shares of Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Certificate must be guaranteed by an Eligible Institution or other eligible guarantor institution which is a member of or a participant in a medallion guarantee program acceptable to the Subscription Agent.

     Holders who hold shares of Company Stock for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Common Stock or Rights held through a record holder should contact the holder and request the holder to effect transactions in accordance with such beneficial owner's instructions. If a beneficial owner wishes to obtain a separate Subscription Right Certificate, such beneficial owner should contact the nominee as soon as possible and request that a separate Subscription Right Certificate be issued. A nominee may request any Subscription Right Certificate held by it to be split into such smaller denominations as it wishes, provided that the Subscription Right Certificate is received by the Subscription Agent, properly endorsed, no later than the Expiration Date.

     The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Rights. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company, the Subscription Agent, nor the Information Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Information Agent, MacKenzie Partners, Inc., at its address set forth under "Information Agent" (telephone: (212) 929-5500 or (800) 322-2885).

No Revocation

     ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED UNLESS THE AGREED EXERCISES (AS DEFINED BELOW) ARE NOT MADE SUBSTANTIALLY AS DESCRIBED HEREIN.

Method of Transferring Rights

     Rights may be purchased or sold through usual investment channels, including banks and brokers. It is anticipated that the Rights will be traded on NASDAQ under the symbol "CTCOR". Rights also may be sold in over-the-counter and private sales transactions. Certain registered broker-dealers have indicated that they intend to make a market in the Rights during the period the Rights are outstanding. No assurance can be given, however, that a market for the Rights will develop or, if such a market develops, as to how long it will continue.

     The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the instructions accompanying the Subscription Certificate. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee.

     Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date of (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and
(iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

     Except for the fees charged by the Subscription Agent (which will be paid by the Company as described above), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Procedures for Book Entry Transfer Facility Participants

     The Company anticipates that the Rights will be eligible for transfer through, and that the exercise of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected through the facilities of the Depositary Trust Company, Midwest Securities Trust Company and Philadelphia Depository Trust Company (collectively, the "Book Entry Facilities"; Rights exercised through any such facility are referred to as "Book Entry Exercised Rights"). The holder of a Book Entry Exercised Right may exercise the Oversubscription Privilege in respect of such Book Entry Exercised Right by properly executing and delivering to the Subscription Agent, at or prior to 5:00 p.m., New York City time, on the Expiration Date, a Nominee Holder Oversubscription Form, together with payment of the Subscription Price for the number of Underlying Shares for which the Oversubscription Privilege is to be exercised. Any Rights holder subscribing for an aggregate of more than 5,000 Underlying Shares pursuant to the Oversubscription Privilege prior to the Expiration Date shall not be required to deliver payment for such number of Underlying Shares in excess of 5,000 until the Expiration Date. The Company, in its sole discretion, may determine to permit a holder to establish an escrow arrangement for payment after the Expiration Date (and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected) for such excess number of Underlying Shares. The Company has agreed pursuant to the Rights Exercise Agreement to permit the Committed Individuals (as defined below) to establish such escrow arrangements. Copies of the Nominee Holder Oversubscription Form may be obtained from the Subscription Agent.

Determination of Subscription Price

     The Subscription Price was determined by the Company and its Board of Directors. In making this determination, the Company and the Board of Directors considered, among other factors, the market price of the Common Stock, the pro rata nature of the offering and the provisions of the private letter ruling received by the Company from the Internal Revenue Service in connection with the spin-off of its former subsidiaries, RCN Corporation and Cable Michigan, Inc. The Subscription Price should not be considered an indication of the actual value of the Company or the Common Stock. See "Price Range of Common Stock and Dividend Policy" in the accompanying Prospectus.

Rights Exercise Agreement

     In order to ensure that all Underlying Shares are sold, the Company has entered into a Rights Exercise Agreement dated as of the date hereof (the "Rights Exercise Agreement") among the Company, Level 3 Telecom Holdings, Inc., a Delaware corporation ("LTTH"), Walter Scott, Jr., James Q. Crowe and David C. McCourt. Messrs. Scott, Crowe and McCourt are referred to herein as the "Committed Individuals" and, together with LTTH, are referred to herein as the "Committed Holders". Pursuant to the Rights Exercise Agreement, and subject to the terms and conditions set forth therein, (i) LTTH has agreed to exercise the 1,776,065 Rights it will receive in respect of the shares of Company Stock currently owned by it, (ii) Mr. Scott has agreed to (a) exercise the 137 Rights he will receive in respect of the shares of Company Stock currently owned by him and (b) subscribe for 947,468 additional Underlying Shares by exercising the Oversubscription Privilege, (iii) Mr. Crowe has agreed to (a) exercise the 137 Rights he will receive in respect of the shares of Company Stock currently owned by him and (b) subscribe for 473,733 additional Underlying Shares by exercising the Oversubscription Privilege and (iv) Mr. McCourt has agreed to
(a) exercise the 7,339 Rights he will receive in respect of the shares of Company Stock currently owned by him and (b) subscribe for 473,733 additional Underlying Shares by exercising the Oversubscription Privilege (collectively, the "Agreed Exercises"). If one of the Committed Individuals purchases or otherwise acquires additional Rights, he will exercise the Basic Subscription Privilege in respect of such Rights, and the number of Underlying Shares in respect of which he is required to exercise the Oversubscription Privilege will be reduced by an amount equal to such number of additional Rights so exercised. The Committed Individuals are permitted to reallocate among themselves the Underlying Shares for which they have agreed to exercise the Oversubscription Privilege. The commitments by the Committed Holders under the Rights Exercise Agreement ensure that the Rights Offering will be completed consistent with the Company's recapitalization plan as previously approved by the Internal Revenue Service.

     The Company has agreed to permit each of the Committed Individuals to establish escrow arrangements for the payment of the Subscription Price in respect of the number of Underlying Shares in excess of 5,000 being requested by each such individual under the Oversubscription Privilege until after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected. If the Committed Holders exercise their Rights and the Oversubscription Privilege as set forth above and if no other person exercises Rights, the Committed Holders will purchase all of the Underlying Shares.

     The opportunity to exercise the Oversubscription Privilege is available to all holders of Rights on the same terms. See "-- Subscription Privileges -- Oversubscription Privilege." The Committed Holders will pay the same Subscription Price for shares of Common Stock they purchase as will any other person exercising Rights.

     The several obligations of the Committed Holders to make the Agreed Exercises are subject to the following conditions: (a) no stop order suspending the effectiveness of the Registration Statement of which this Prospectus Supplement forms a part (the "Registration Statement") or any amendment or supplement thereto shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Securities and Exchange Commission; (b) there shall not be pending any action or proceeding instituted by any governmental authority before any court or governmental, administrative or regulatory authority challenging or seeking to make illegal, materially delay or make materially more costly the Rights Offering or the transactions contemplated hereby; (c) since the date of the Rights Exercise Agreement, there shall not have occurred any change, condition, event or development that has had a material adverse affect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Company and its subsidiaries taken as a whole; (d) since the date of the Rights Exercise Agreement, there shall not have occurred any material adverse change in the financial markets in the United States; (e) certain representations and warranties of the Company regarding the accuracy of the information set forth in this Prospectus Supplement, the accompanying Prospectus and the Registration Statement, the status of the Underlying Shares and compliance with the Securities Act of 1933 and the rules and regulations thereunder, shall be true and correct as of the Expiration Date; and (f) each of the other Committed Holders shall have made its Agreed Exercises. In addition, (i) the obligation of Mr. Scott to exercise his Rights and the Oversubscription Privilege as set forth above is subject to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") to the extent applicable to the transactions by Mr. Scott under the Rights Exercise Agreement and (ii) the obligations of the Committed Individuals to exercise their Rights and the Oversubscription Privilege as set forth above are subject to the delivery by the Company of a Registration Rights Agreement as described below. The Company has agreed to pay the HSR Act filing fees. If one or more of the Committed Holders does not make the Agreed Exercises substantially as described herein, each Rights holder who has previously exercised Rights will be provided the opportunity to revoke such exercise.

     The Rights Exercise Agreement provides that on the Expiration Date, the Company and the Committed Individuals will enter into a customary registration rights agreement in respect of the shares of the Common Stock purchased by the Committed Individuals pursuant to the Rights Offering. Such agreement will provide the Committed Individuals two demand registrations (to be exercised by them jointly) and unlimited "piggyback" registration rights. Such agreement will contain other customary terms and conditions and will be mutually satisfactory to the Company and the Committed Individuals.

     The Company has agreed to indemnify the Committed Holders against third party claims arising from or relating to the Rights Exercise Agreement.

     If no Rights are exercised by persons other than the Committed Holders, then after the Rights Offering (i) LTTH will own 9,466,326 shares of Common Stock, representing 48.27% of the outstanding Common Stock, and 1,190,061 shares of Class B Stock, representing 48.37% of the outstanding Class B Stock,
(ii) Mr. Scott will own 948,289 shares of Common Stock, representing 4.84% of the outstanding shares of Common Stock (iii) Mr. Crowe will own 474,554 shares of Common Stock, representing 2.42% of the outstanding shares of Common Stock, and (iv) Mr. McCourt will own 514,434 shares of Common Stock, representing 2.62% of the outstanding shares of Common Stock, and 3,333 shares of Class B Stock, representing 0.14% of the outstanding Class B Stock. The Common Stock has less voting power per share than the Class B Stock. See "Description of Capital Stock--Common Stock and Class B Common Stock" in the accompanying Prospectus. As of the Record Date, LTTH is entitled to cast 48.34% of the votes entitled to be cast by the holders of all shares of Company Stock. If no Rights are exercised by any person other than the Committed Holders, then after the Rights Offering is completed LTTH and the Committed Individuals will be entitled to cast 48.33% and 3.52%, respectively, of the votes entitled to be cast by the holders of all shares of Company Stock, and collectively the Committed Holders alone would, if they were to choose to vote in the same manner at any time, have sufficient voting power to approve any matter presented to the holders of Company Stock.

     Mr. Scott is a director of the Company and the Chairman and a director of Level 3 Communications, Inc. ("Level 3"), which holds a controlling interest in LTTH. Mr. Crowe is a director of the Company and a director and the President and Chief Executive Officer of Level 3. Mr. McCourt is a director and Chairman and Chief Executive Officer of the Company, is a director of Level 3 and owns 10% of the common stock of LTTH. The Rights Offering and the Rights Exercise Agreement were approved by a special committee of the Board of Directors of the Company composed only of directors unaffiliated with the Committed Holders.

Foreign and Certain Other Shareholders

     Subscription Certificates will not be mailed to Holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise such Rights, such a Holder must notify the Subscription Agent at or prior to 11:00 a.m., New York City time, on October 16, 1998, and must establish to the satisfaction of the Subscription Agent that such exercise is permitted under applicable law. If such a Holder does not notify the Subscription Agent and provide acceptable instructions to the Subscription Agent by such time, such Rights represented thereby will be sold, if feasible, and the net proceeds, if any, remitted to such Holder. If the Rights can be sold, sales of such Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses.

Other Matters

     The Rights Offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor is the Company selling or accepting any offers to purchase any shares of Company Stock from Rights holders who are residents of any such state or other jurisdiction. The Company may delay the commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the Rights Offering. The Company, if it so determines in its sole discretion, may decline to make modifications to the terms of the Rights Offering requested by certain states or other jurisdictions, in which event Rights holders resident in those states or jurisdictions will not be eligible to participate in the Rights Offering.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary sets forth the material United States federal income tax consequences of the receipt, ownership, exercise and disposition of the Rights to United States holders of Company Stock under present law. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly on a retroactive basis. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the Untied States federal income tax laws (for example, banks, dealers in securities, life insurance companies, tax exempt organizations, foreign taxpayers or persons holding Company Stock as part of a straddle or conversion transaction), nor does it discuss any aspect of state, local or foreign income or other tax laws. This discussion is limited to United States holders of Company Stock who hold such stock as a capital asset. For purposes of this discussion, a United States holder is a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States trustees or fiduciaries have authority to control all substantial decisions of the trust.

Issuance of Rights

     Holders of Company Stock will not recognize taxable income in connection with the receipt of the Rights.

Basis and Holding Period of the Rights

     Except as provided in the following sentence, the basis of the Rights received by a shareholder as a distribution with respect to such shareholder's Company Stock will be zero. If either (i) the fair market value of the Rights on the date of the issuance of the Rights (the "Issuance") is 15% or more of the fair market value (on the date of Issuance) of the Company Stock with respect to which they are received or (ii) the shareholder elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such Company Stock to the Rights, then upon exercise or transfer of the Rights, the shareholder's basis in such Common Stock will be allocated between the Company Stock and the Rights in proportion to the fair market values of each on the date of Issuance. The holding period of a shareholder with respect to the Rights received as a distribution on such shareholder's Company Stock will include the shareholder's holding period for the Company Stock with respect to which the Rights were issued.

Transfer of the Rights

     A shareholder who sells Rights received in the Issuance prior to exercise will recognize gain or loss equal to the difference between the sale proceeds and such shareholder's basis (if any) in the Rights sold. Such gain or loss will be long-term capital gain or loss if such shareholder's holding period in the Rights (as discussed above) exceeds one year. The excess of net long-term capital gain over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Lapse of the Rights

     Shareholders who allow the Rights received by them in the Issuance to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the Company Stock, if any, owned by such holders of the Rights.

Exercise of the Rights; Basis and Holding Period of Common Stock

     Holders of Rights will not recognize any gain or loss upon the exercise of such Rights. The basis of the Common Stock acquired through exercise of the Rights will be equal to the sum of the Subscription Price therefor and the Rights holder's basis in such Rights (if any) as described above. The holding period for the Common Stock acquired through exercise of the Rights will begin on the date the Rights are exercised.

     THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING ON HIS OR HER OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.


                             PLAN OF DISTRIBUTION

     The Company has agreed to pay certain broker-dealers that have entered into a Soliciting Dealer Agreement with the Company fees for their soliciting efforts (the "Soliciting Fees") equal to $0.25 per share of Common Stock for each share of Common Stock issued pursuant to the exercise of Rights subject to a maximum Soliciting Fee of $250.00 in the case of each person beneficially purchasing more than 1,000 shares of Common Stock pursuant to the exercise of Rights. The Soliciting Fees will be paid directly to a broker-dealer designated on the applicable portion of the Subscription Certificate. Soliciting Fees will not be paid on any undesignated exercise of Rights.


                              SUBSCRIPTION AGENT

     The Company has appointed First Union National Bank as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price (other than wire transfers) should be delivered, as well as the address to which any Notice of Guaranteed Delivery must be delivered is:

                              By Mail or by Hand:

                           First Union National Bank
                          Corporate Trust Operations
                       1525 West W.T. Harris Blvd - 3C3
                           Charlotte, NC 28288-1153

                             By Overnight Courier:

                           First Union National Bank
                          Corporate Trust Operations
                       1525 West W.T. Harris Blvd - 3C3
                           Charlotte, NC 28262-1153

     The Company will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent from certain liabilities in connection with the Rights Offering.


                               INFORMATION AGENT

     The Company has appointed MacKenzie Partners, Inc. as Information Agent for the Rights Offering. Any questions or requests for additional copies of this Prospectus, the Instructions or Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address below.

                                MacKenzie Partners, Inc.
                                156 Fifth Avenue
                                New York, New York 10010
                                               or
                                Call Toll Free
                                (800) 322-2885

     The Company will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liabilities in connection with the Rights Offering.

                                 LEGAL MATTERS

     The validity of the authorization and issuance of the securities offered hereby is being passed upon by John Filipowicz, Senior Vice President and Assistant General Counsel of the Company. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will advise the Company with respect to certain income tax matters. Davis Polk & Wardwell, New York, New York, will advise the Company with respect to certain other matters relating to the Rights Offering.

======================================================    ======================================
No dealer, salesperson or other individual has
been Commonwealth Telephone authorized to give any
information or to make any Enterprises, Inc.
representations other than those contained in this
Prospectus Supplement. If given or made, such
information or representations must not be relied
upon as having been authorized by the Company or                      3,678,612 Shares
the Underwriter. This Prospectus Supplement does                         Common Stock
not constitute an offer to sell, or a solicitation
of an offer to buy, in any jurisdiction in which
such offer or solicitation is not authorized or in
which the person making such offer or solicitation
is not qualified to do so or to any person to whom
it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus Supplement
nor any sale made hereunder shall, under any
circumstances, create an implication that there
has not been any change in the facts set forth in
this Prospectus Supplement or in the affairs of
the Company since the date hereof.

               ----------------------

                                                             ------------------------------------
                  TABLE OF CONTENTS
                                                 Page
-----                                                                PROSPECTUS SUPPLEMENT
                Prospectus Supplement
Offering Summary..................................S-2        ------------------------------------
Use of Proceeds...................................S-7
Dilution..........................................S-7
The Rights Offering...............................S-7
Certain U.S. Federal Income Tax Consequences.....S-14                 September 25, 1998
Plan of Distribution.............................S-16
Subscription Agent...............................S-16
Information Agent................................S-16
Legal Matters....................................S-17
                     Prospectus
Available Information...............................2
Incorporation of Certain Documents by Reference.....2
Special Note on Forward-Looking Statements..........3
Prospectus Summary..................................4
Risk Factors........................................8
Use of Proceeds....................................14               -----------------------
Price Range of Common Stock and Dividend Policy....14
Selected Consolidated Financial Data...............15
Management's Discussion and Analysis of Financial
   Condition and Results of Operations.............16
Business...........................................23
Description of Notes...............................33
Description of Capital Stock.......................44
Plan of Distribution...............................48
Experts............................................48
Legal Matters......................................49

               -----------------------

======================================================    ======================================